Exhibit 3.1.5

ARTICLES OF INCORPORATION

OF

RENWICK TECHNOLOGIES, INC.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is Renwick Technologies, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose for which the corporation is organized is to transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock of the par value of $.01 each.

No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise.  Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE V

If, with respect to any matter for which the affirmative vote or concurrence of the shareholders of the corporation is required, any provision of the Texas Business Corporation Act would, but for this Article V, require the affirmative vote or concurrence of the holders of shares having more than a majority of the votes entitled to vote on such matter, or of any class or series thereof, the affirmative vote or concurrence of the holders of shares having only a majority of the votes entitled to vote on such matter, or of any class or series thereof, shall be required with respect to any such matter.

ARTICLE VI

Any action required to, or that may, be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action present and voted.

ARTICLE VII

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

ARTICLE VIII

A.                                    No director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article VIII shall not authorize the elimination or limitation of liability of a director of the corporation to the extent the director is found liable for: (i) a breach of such director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

B.                                    If the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the corporation, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the corporation provided by the foregoing provisions of this Article VIII.

C.                                    Any repeal of or amendment to this Article VIII shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.

ARTICLE IX

The post office address of the corporation’s initial registered office is 811 Dallas Avenue, Houston, Texas 77002, and the name of its initial registered agent at such address is CT Corporation System.

ARTICLE X

The number of directors constituting the initial board of directors is two, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address

George Zimmer	40650 Encyclopedia Circle Fremont, California 94538

David Edwab	40650 Encyclopedia Circle Fremont, California 94538

Richard Goldman	40650 Encyclopedia Circle Fremont, California 94538

ARTICLE XI

The name and address of the incorporator is:

Name	Address

Burt M. Martin	1301 McKinney Street, Suite 5100 Houston, Texas 77010

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of December, 1997.

/s/ BURT M. MARTIN
Burt M. Martin